Playtika Bolsters Board of Directors with Seasoned Tech Executives

Playtika's Board of Directors Now Includes Three Female Executives, Seven in Total

HERZLIYA, Israel, January 11, 2022 -- Playtika Holding Corp. (NASDAQ: PLTK), a leading mobile entertainment and gaming company, today announced the appointment of Ms. Dana Gross and Ms. Hong Du to the Company’s Board of Directors. Ms Gross, Chief Operating Officer (COO) of Prospera Technologies, will also join the Company’s Audit Committee. Ms. Du, Co-President and COO of SINA, will also serve on the Company’s Compensation Committee. Gross and Du bring a deep level of technology and public markets expertise to Playtika’s board as the company continues to expand and diversify its global foothold, businesses and operations.

Playtika’s CEO Robert Antokol said, “The appointments of Dana Gross and Hong Du come at an exciting time for Playtika. We are taking the company to the next level and our business is poised for tremendous growth in the decade to come. Bringing on Dana and Hong is part of our ongoing commitment to excellence and support of gender diversity within Playtika. Their substantial experience will assist us as we continue to expand our leadership position in the gaming space and as a public company.”
Dana Gross is a technology and public markets veteran, currently serving as COO of Prospera Technologies an Israeli AI company, which was recently acquired by Valmont Industries. Prior to joining Prospera Technologies, Gross was Chief Financial Officer of the fintech company eToro, and served on the boards of Tower Semiconductors Ltd., M-Systems, AudioCodes, and was a venture partner at one of Israel’s leading venture capital fund, Viola Ventures. Dana graduated Cum Laude from Tel Aviv University with a BSc in Industrial Engineering and received her MBA from San Jose State University California.

“Dana has a wealth of operational and financial experience, and has added significant value to the boards she has served on. We will greatly benefit from her experience both in our day-to-day business, and as part of our board,” Antokol added.

Dana Gross said, “I’m thrilled to join Playtika’s Board of Directors during these exciting times. Playtika is one of the most successful companies to originate from Israel and I look forward to being a part of their journey as they continue to grow even further in the digital and mobile space, and enter new markets while leveraging their strong brand, core technologies and unique expertise.”

Hong Du is Co-President and Chief Operating Officer of SINA, one of China’s largest technology companies, operating five major business lines - SINA.com (online news and content), SINA Mobile (MVAS), SINA Community (Web 2.0 and social networking-based services and games), SINA.net (search and enterprise services), and SINA E-Commerce (online shopping). Du joined SINA in November 1999 and served in various roles until her appointment as Co-President and Chief Operating Officer of the company in 2013. She has served on Weibo’s board of directors since January 2014. Du holds a B.S. in Applied Chemistry from Harbin Institute of Technology and an M.S. in Business Administration from Lincoln University.

Hong Du added “I’ve had the opportunity to review many successful mobile and internet businesses during my tenure at SINA, and I was extremely impressed with the technology that Playtika has built. I look forward to joining Playtika’s Board of Directors as one of the leading players in the mobile gaming world, creating entertaining experiences for users around the world.”

About Playtika:

Playtika Holding Corp. is a leading mobile gaming and entertainment company with over 35 million monthly active users across a portfolio of games titles. Founded in 2010, Playtika was among the first to offer free-to-play social games on social networks and, shortly after, on mobile platforms. Headquartered in Herzliya, Israel, and guided by a mission to entertain the world through infinite ways to play, Playtika has 20 offices worldwide including Tel-Aviv, London, Berlin, Vienna, Helsinki, Montreal, Chicago, Las Vegas, Santa Monica, Newport Beach, Sydney, Lausanne, Kiev, Bucharest, Minsk, Dnepr, and Vinnytsia.

Contact

Investor Contact
Playtika
David Niederman
DavidNi@playtika.com

Press Contact
The OutCast Agency
Angela Allison
playtika@thisisoutcast.com